Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                                                      Contact:                   David M. Findlay
                                                                                                                                            Executive Vice President-
                                                                                                                                                                        Administration and
                                                                                                                                            Chief Financial Officer
                                                                                                                                             (574) 267-9197

LAKE CITY BANK ANNOUNCES ELECTION OF DANIEL F. EVANS, JR., PRESIDENT AND CEO OF CLARIAN HEALTH PARTNERS, TO BOARD

Warsaw, Indiana (July 13, 2010) – Lakeland Financial Corporation (NASDAQ Global Select/LKFN) and Lake City Bank, today announced that Daniel F. Evans, Jr.  has been appointed to their respective Boards of Directors.

Mr. Evans, an Indianapolis resident, is the President and Chief Executive Officer of Clarian Health Partners in Indianapolis.  Clarian Health Partners was formed in January 1997 through the consolidation of Methodist Hospital of Indiana, Inc., Indiana University Hospital, and Riley Hospital for Children.  Clarian is an academic medical center containing Indiana University School of Medicine, the second largest medical school in the U.S. and presently is the site of over 5,000 research projects.  Clarian’s total operating revenue for 2009 exceeded $4.1 billion.

Michael L. Kubacki, Chairman, President and Chief Executive Officer, commented on the appointment, “We are obviously pleased to have Dan join our Boards.  His breadth of experience in financial, legal and healthcare matters will be very valuable to us as we continue our growth in Indiana.”

Kubacki added, “We believe that Lake City Bank has established a strong reputation in the health care arena as we’ve developed banking relationships with leading healthcare providers in all of our markets.  In addition, our presence continues to grow in the Indianapolis market.  We’re looking forward to Dan’s guidance as we further strengthen and expand our presence in the Hoosier communities we serve. “

Evans commented, “As Lake City Bank has expanded its footprint in Indiana, they have established a reputation as a relationship-oriented community bank with the size and sophistication to serve growing Indiana companies.  With nearly 140 years of proven commitment to serving their clients, the Bank has clearly developed a business strategy focused on taking care of clients, which has served to strengthen shareholder value.”

From 1985 to December 2002, Mr. Evans was an attorney and partner with Baker & Daniels, a firm of more than 370 professionals with offices in Indianapolis, Fort Wayne, South Bend, Chicago, Washington D.C. and China.  Mr. Evans, an Indianapolis native who received his J.D. from the Indiana University School of Law in 1976, represented large corporations and financial institutions before state and federal regulatory agencies, as well as handling general corporate work.  Mr. Evans also served as the chairman of Sagamore Associates, a governmental relations firm that is a subsidiary of Baker & Daniels, headquartered in Washington, D.C.

Mr. Evans was sworn in as the first chairman of the Federal Housing Finance Board on December 18, 1990, after being nominated by President George H. Bush in April 1990.  From 1987 to 1990, Mr. Evans served as chairman of the Federal Home Loan Bank of Indianapolis.

From 1984 to 1989, Mr. Evans served on the Administrative Conference of the United States.  In 1986 he served as transition consultant to Secretary of Health and Human Services, Otis R. Bowen.  He was a member of the Indiana Corrections Code Study Commission and from 1977 through 1989 chaired the Indiana Board of Corrections.  Evans also served as the White House transition team director for the Vice President-elect in 1988-89.

Mr. Evans serves on numerous community, academic and health-care-related boards and advisory committees.  He serves on the boards of the American Hospital Association (Regional Policy Board), Indiana Hospital Association, Indiana Health Industry Forum, Indianapolis and Indiana Chambers of Commerce, the United States Chamber of Commerce, Indiana University-Purdue University at Indianapolis Board of Advisors, and is chairman of the Indiana Legal Foundation.  Mr. Evans is a member of the American College of Healthcare Executives and is a member of the bars of Indiana, the 7th Circuit, and the U.S. Supreme Court.

Lakeland Financial Corporation is a $2.6 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley.  The Company also has a Loan Production Office in Indianapolis, Indiana.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk Financial Services, LLC, B-Trade Services, LLC, Citadel Securities, LLC, Citigroup Global Markets Holdings, Inc., Domestic Securities, Inc., E*TRADE Capital Markets LLC, FTN Financial Securities Corp., FTN Equity Capital Markets Corp., Goldman Sachs & Company, Howe Barnes Hoefer & Arnett, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.

In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures.  Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding Lakeland Financial’s financial performance.  Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common stockholders’ equity” excluding intangible assets, net of deferred tax.  A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on form 10-K.